Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference to the Registration Statement No. 333-262192 on Form S-8 of Chord Energy Corporation (formerly known as Oasis Petroleum Inc.) (the “Company”) of our reserves report dated January 28, 2022, included in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the fiscal year ended December 31, 2021, as well as in the notes to the financial statements included therein, incorporated by reference in this Current Report on Form 8-K dated July 7, 2022, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

July 7, 2022